      As filed with the Securities and Exchange Commission on May 28, 1997
                                                       Registration No. 33-92846

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               VISTA BANCORP, INC.
             (Exact name of registrant as specified in its charter)

         New Jersey                                          22-2870972
(State or other jurisdiction of                          (I.R.S. Employer
incorporation of organization)                           Identification No.)

                       305 Roseberry Street, P.O. Box 5360
                         Phillipsburg, New Jersey 08865
                            Telephone: (908) 859-9500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
      ---------------------------------------------------------------------
                Vista Bancorp, Inc. Employee Stock Purchase Plan
           Vista Bancorp, Inc. Board of Directors Stock Purchase Plan
                            (Full title of the Plans)
      ---------------------------------------------------------------------
             BARBARA HARDING, PRESIDENT and CHIEF EXECUTIVE OFFICER
                               VISTA BANCORP, INC.
                       305 Roseberry Street, P.O. Box 5360
                         Phillipsburg, New Jersey 08865
                            Telephone: (908) 859-9500
                       (Name, address, including ZIP code,
                      and telephone number, including area
                           code, of agent for service)
      --------------------------------------------------------------------
                                 With a Copy To:
                             JOHN B. LAMPI, ESQUIRE
                         SCHNADER HARRISON SEGAL & LEWIS
                        30 North Third Street, Suite 700
                         Harrisburg, Pennsylvania 17101
                            Telephone: (717) 231-4000
                   ------------------------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                         Proposed maximum            Proposed maximum
 Title of securities to be         Amount to be      offering price per share       aggregate offering      Amount of registration
        registered                  registered                 (1)                      price (1)                  fee (1)
------------------------------------------------------------------------------------------------------------------------------------
     Common Stock, par             30,000 shares             $10.625                     $318,750                  $109.91
   value $.50 per share
------------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated in accordance with Rule 475(h).

         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

                 Index to Exhibits Found on Pages R-11 and R-12

                               VISTA BANCORP, INC.

                                    FORM S-8

                       CROSS REFERENCE SHEET TO PROSPECTUS


                                     PART I.
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


                                                                                              Prospectus
Form S-8                                                                                      Caption or
Item No.                          Item in Form S-8                                            Location

                      Outside Front Cover Page............................................   Cover Page
                      of the Prospectus

                      Inside Front and Outside Back                                          Inside Cover Page,
                      Cover Pages of the Prospectus.......................................   Outside Back Cover Page

                      Available Information...............................................          1

                      The Company.........................................................          2

Item 1                Plan Information....................................................          2

Item 1(a)             General Plan Information............................................          3

Item 1(b)             Securities to be Offered............................................          4

Item 1(c)             Persons Who May Participate
                      in the Plans........................................................         10

Item 1(d)             Purchase of Securities Pursuant
                      to the Plans and Payment for
                      Securities Offered..................................................         10

Item 1(e)             Resale Restrictions.................................................         N/A

Item 1(f)             Tax Effects of Participation in the Plans...........................         13

Item 1(g)             Investment of Funds.................................................         N/A

Item 1(h)             Withdrawal from Plans; Assignment
                      of Interest.........................................................         15

Item 1(i)             Forfeitures and Penalties...........................................         N/A

Item 1(j)             Charges and Deductions and
                      Liens Therefor......................................................         N/A

Item 2                Company Information and Employee
                      Plan Annual Information.............................................         15

PROSPECTUS
                                  30,000 Shares

                               VISTA BANCORP, INC.
                       305 Roseberry Street, P.O. Box 5360
                         Phillipsburg, New Jersey 08865
       ------------------------------------------------------------------

                          EMPLOYEE STOCK PURCHASE PLAN

                     BOARD OF DIRECTORS STOCK PURCHASE PLAN
       ------------------------------------------------------------------

                          Common Stock, Par Value $.50
                                    Per Share
       ------------------------------------------------------------------

         This Prospectus relates to:

                  (a) 10,000 shares of Common Stock, par value $.50 per share ("Common Stock"), of Vista Bancorp, Inc. ("Company"), issuable pursuant to options, that may be granted to employees of the Company and its subsidiaries under the Company's Employee Stock Purchase Plan ("ESPP"); and

                  (b) 20,000 shares of Common Stock, issuable to members of the Board of Directors of the Company under the Registrant's Board of Directors Stock Purchase Plan ("BDSPP").

                  ---------------------------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR
                HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

            THE SHARES OF COMMON STOCK ARE NOT BANK DEPOSITS, ARE NOT
               OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, ARE NOT
                  INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
                       INSURANCE CORPORATION OR ANY OTHER
                         GOVERNMENT AGENCY, AND INVOLVE
                         INVESTMENT RISK, INCLUDING THE
                           POSSIBLE LOSS OF PRINCIPAL.

                  ---------------------------------------------

                  The date of this Prospectus is May 26, 1995,
                 as amended and supplemented on April 23, 1997.

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION......................................................   1

THE COMPANY................................................................   2

     PLAN INFORMATION......................................................   2

           GENERAL PLAN INFORMATION........................................   3

                 General Nature and Purpose of Plans.......................   3

                      Duration of Plans and Provisions for Modification,
                        Earlier Termination or Extension...................   3
                      Applicability of Employee Retirement
                        Income Security Act of 1974 ("ERISA")..............   3
                      Administration of the Plans..........................   4

           SECURITIES TO BE OFFERED........................................   4

                 Description of Common Stock...............................   4

                 Anti-takeover Provisions..................................   5

                 Price Range of Common Stock and Dividends.................   7

                      Dividend Restrictions on Phillipsburg National Bank..   8
                      Dividend Restrictions on Twin Rivers.................   8
                      Dividend Restrictions on the Company.................   9

                 Rights as a Shareholder...................................   9

           PERSONS WHO MAY PARTICIPATE IN THE PLANS........................   10

                 ESPP Eligibility..........................................   10

                 BDSPP Eligibility.........................................   10

           PURCHASE OF SECURITIES PURSUANT TO THE PLANS
             AND PAYMENT FOR SECURITIES OFFERED............................   10

                 Terms and Conditions of ESPP..............................   10

                      Number of Shares.....................................   10
                      Option Price.........................................   11
                      Medium and Time of Payment...........................   11
                      Exercise and Term of Option..........................   11
                      Accrual Limitation...................................   11
                      Death of Employee and Transfer of Option.............   11
                      Recapitalization.....................................   12
                      Other Provisions.....................................   12

                 Terms and Conditions of BDSPP.............................   12

                      Number of Shares.....................................   12
                      Price and Payment....................................   13

                 Reports...................................................   13

           TAX EFFECTS OF PARTICIPATION IN THE PLANS.......................   13

                 Federal Income Tax Consequences - ESPP....................   13

                 Federal Income Tax Consequences - BDSPP...................   14

           WITHDRAWAL FROM THE PLANS; ASSIGNMENT
             OF INTEREST...................................................   15

     COMPANY INFORMATION AND EMPLOYEE PLAN
       ANNUAL INFORMATION..................................................   15

     EXPERTS...............................................................   15

     LEGAL OPINION.........................................................   16

                              AVAILABLE INFORMATION


                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60621- 2511 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company files such material electronically with the SEC. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC Website is http://www.sec.gov. The Company's Common Stock is quoted on the NASDAQ National Market System - Small Cap Issues under the symbols "VBNJ" or "VistaBc", and such reports, proxy statements, and other information can also be inspected at the office of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                  The Company has filed with the SEC a Registration Statement and a Post-Effective Amendment thereto, on Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus omits certain information contained in the Registration Statement and the Post-Effective Amendment thereto, pursuant to the rules and regulations of the SEC, and reference is made to the Registration Statement and the Post-Effective Amendment thereto, including the exhibits thereto, for further information with respect to the Company on the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement and the Post-Effective Amendment thereto, and the exhibits thereto may be inspected without charge at offices of the SEC, and copies of all or any portion thereof may be obtained from the SEC upon payment of the prescribed fees.

                                   THE COMPANY


                  The Company is a New Jersey business corporation incorporated on March 15, 1988 and registered under the provisions of the Bank Holding Company Act of 1956, as amended.

                  The Company's primary federal regulator is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Under Federal Reserve Board policy, the Company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks. This support may be required at times when, absent such Federal Reserve Board policy, the Company may not find itself able to provide such support.

                  The Company has two (2) wholly-owned subsidiary banks, Phillipsburg National Bank and Trust Company ("Phillipsburg National Bank") and Twin Rivers Community Bank ("Twin Rivers") (Phillipsburg National Bank and Twin Rivers are collectively referred to herein as the "Bank Subsidiaries"). The Company's and Phillipsburg National Bank's principal executive offices are located at 305 Roseberry Street, Phillipsburg, New Jersey 08865, telephone (908) 859-9500. The Company has limited space requirements and, therefore, does not reimburse Phillipsburg National Bank for such use. Twin Rivers' principal executive offices are located at 2925 William Penn Highway, Easton, Pennsylvania 18045, telephone (610) 252-2900.

                  The Company functions primarily as the holder of all the Bank Subsidiaries' capital stock. Although the Company does not have any acquisition plans, the Company may acquire or form additional subsidiaries, including other banks to the extent provided by law. In addition, the Bank Subsidiaries may acquire or form additional branch offices.

                  As of March 31, 1997, the Company and its Bank Subsidiaries had consolidated assets of approximately $512.9 million, total consolidated shareholders equity of approximately $38.0 million, and total consolidated liabilities of approximately $474.9 million.

                  As of March 31, 1997, the Company had approximately 791 shareholders of the Common Stock.

                  As of March 31, 1997, the Company had 33 full-time and 3 part-time employees. These employees work in the following areas: corporate security/disaster recovery, compliance, audit, loan review, data processing and bookkeeping. The Company does not own or have any property.


                                PLAN INFORMATION


                  A description of the Company's ESPP and BDSPP follows. (The ESPP and the BDSPP are collectively referred to herein as the "Plans"). The description of the Plans contained in this Prospectus is not complete and is qualified in its entirety by the actual terms of the Plans which are attached as Exhibits to the Registration Statement, and post-effective amendments or interpretations thereof, to which reference is made.


         GENERAL PLAN INFORMATION


                  General Nature and Purpose of Plans

                  The ESPP is intended as an incentive to encourage stock ownership by all employees of the Company or any subsidiary corporation so that the employees may acquire or increase their proprietary interest in the success of the Company, and to encourage them to remain in the employ of the Company. It is further intended that the options issued pursuant to the ESPP will constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code").

                  The purpose of the BDSPP is to provide a simple and convenient method for members of the Board of Directors of the Company or any subsidiary corporation to purchase shares of the Company in lieu of receiving cash compensation for their services, as members of the Board of the Company or any subsidiary corporation.

                  Duration of Plans and Provisions for Modification, Earlier Termination or Extension


                  The Board of Directors shall have power and authority to terminate, amend or suspend either of the Plans at any time without any requirement of shareholder approval; provided that the Plans may not be amended to increase the aggregate number of shares that may be issued under the Plans without the approval of the shareholders of the Company. No termination, amendment or suspension of the ESPP may, without the consent of an Employee then having an Option, adversely affect the rights of such Employee under the Option.


                  Applicability of Employee Retirement Income Security Act of 1974 ("ERISA")

                  Neither of the Plans are covered by ERISA. ERISA covers employee pension benefit plans and employee welfare benefit plans. Employee pension benefit plans provide retirement benefits or deferral of compensation to or beyond termination of employment. Employee welfare benefit plans provide medical, disability, severance or other specified benefits. The ESPP and BDSPP are limited insofar as they only provide employees and directors with the ability to acquire stock on a regular periodic basis.

                  Administration of the Plans

                  The Plans are administered by the Executive Committee of the Company. The Executive Committee selects one of its members as Chairman. The Executive Committee holds meetings at such times and places as it may determine. A majority vote of the Executive Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Executive Committee, are valid acts of the Executive Committee.

                  The interpretation and construction by the Executive Committee of any provisions of either of the Plans or any options granted under the ESPP are final unless otherwise determined by the Board of Directors. No member of the Board of Directors sitting on the Executive Committee will be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

                  For additional information relating to the Plans and their administrators, please contact:

        Jill A. Pursell, Assistant Vice President and Corporate Secretary
                               Vista Bancorp, Inc.
                       305 Roseberry Street, P.O. Box 5360
                         Phillipsburg, New Jersey 08865
                            Telephone: (908) 859-9559


         SECURITIES TO BE OFFERED


                  Description of Common Stock

                  The Common Stock subject to the Plans will be the Company's authorized but unissued or reacquired Common Stock. As of March 31, 1997, 40,078 shares of Common Stock are reserved for issuance under the Plans.

                  The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.50 per share, of which 4,101,265 shares were outstanding and 5,780 shares were held as treasury shares for a total of 4,107,045 shares issued as of March 31, 1997. The remaining 5,892,955 authorized but unissued shares of Common Stock may be issued by the Board of Directors without further shareholder approval, subject to preemptive rights of shareholders. The Company's shareholders are entitled to one vote per share on all matters presented to them and have cumulative voting rights in the election of directors.

                  Cumulative voting rights with respect to the election of directors means that each shareholder has the right, in person or by proxy, to multiply the number of votes to which he or she is entitled by the number of directors to be elected and to cast the whole number of such votes for one candidate or distribute them among two or more candidates.

                  Except for shares of the Common Stock reserved for issuance pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, the ESPP and BDSPP, a shareholder has a preemptive right to subscribe for securities, option rights or securities having option rights, issued for cash by the Company. Securities (or any option rights or securities having conversion or option rights with respect to such securities) that have been offered to shareholders at a price and upon terms fixed and that have not been subscribed for by them within the time fixed by the Board of Directors, may be thereafter offered for a period, not to exceed one year after the expiration of such time period, to any person or persons, at a price and upon terms not more favorable than those at which the shares were first offered to the shareholders of the Company.

                  The Common Stock has no redemption or repurchase provisions. The shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation. For information concerning dividend restrictions, see the discussion below under the caption entitled "Price Range of Common Stock and Dividends."

                  In some jurisdictions, shares of Common Stock of a general business corporation, such as the Company, may be treated differently from shares of stock of a bank and trust company, and therefore, may be subject to personal property taxation.

                  Anti-takeover Provisions

                  The Amended Certificate of Incorporation and by-laws of the Company contain certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult, the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions.

                  One of these provisions is the authorization of 10,000,000 shares of Common Stock. These additional common shares were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible in issuing additional shares for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company. Shareholders of the Company will have preemptive rights with respect to the purchase of these shares.

                  Provision for a staggered Board of Directors has been included in the Company's Amended Certificate of Incorporation. The Board believes that a classified Board will help to assure continuity and stability of corporate leadership and policy, although there has not been any problem with continuity on the Board of Directors. In addition, the Board believes that a classified Board helps to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. Since this extension of time also tends to discourage a tender offer or takeover bid, and to make it more difficult for a majority of shareholders to change the composition of the Board of Directors even though this may be considered desirable for them, this provision may also be deemed to be "anti-takeover" in nature.

                  Article 9 of the Company's Amended Certificate of Incorporation enables the Board to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as: the impact the acquisition of the Company would have on the community; the effect of the acquisition upon shareholders, employees, depositors and customers; and the reputation and business practices of the tender offeror. This provision was included in the Company's Amended Certificate of Incorporation to permit the Board of Directors to recognize its responsibilities to these constituent groups, to the Company, the Bank Subsidiaries and the communities which they serve.

                  Another provision of the Company's Amended Certificate of Incorporation provides that any merger, consolidation, sale of assets or similar transaction requires the affirmative vote of: (i) the holders of 75% of the Company's outstanding stock, or (ii) the holders of 66 2/3% of the Company's outstanding stock, provided that such transaction has received the prior approval of 80% of the entire Board of Directors. The New Jersey Business Corporation Act (the "Act") provides that unless otherwise prescribed in the Amended Certificate of Incorporation, such transactions require the approval of a majority of the outstanding shares. Without this greater voting requirement, the Company believes that the shareholders would be inadequately protected from the potential abuses of unsolicited takeover attempts.

                  Article 10 of the Company's Amended Certificate of Incorporation, also regarding business combinations, includes a "fair price" provision. Under this provision no merger, consolidation, or liquidation of the Company would be valid unless all shareholders receive the same price for their stock. The Board of Directors has observed that it has become a relatively common practice in corporate takeovers to pay cash to acquire a controlling equity interest and then to pay the remaining shareholders a price for their shares, which is lower than the price paid to acquire control or is a less desirable form of consideration, as the case may be. This provision is designed to protect minority shareholders from a purchaser who uses a two-tiered pricing tactic in an attempt to take control of the Company. The provision is not designed to prevent or discourage tender offers for the Company in which all shareholders receive substantially the same price for their shares.

                  The Act provides that the certificate of incorporation of a New Jersey corporation (such as the Company) may be amended by the affirmative vote of a majority of the outstanding voting stock of such corporation, except as otherwise provided by such corporation's certificate of incorporation. The Company's Amended Certificate of Incorporation, however, provides that certain provisions designed to protect the Company from an unfriendly takeover attempt can only be amended by an affirmative vote of holders of at least 75% of the outstanding voting stock of the Company unless approved by the affirmative vote of 80% of the entire Board of Directors, in which case approval by only 66 2/3% of the outstanding voting stock is required. On other matters, the

Amended Certificate of Incorporation of the Company can be amended by an affirmative vote of the holders of a majority of outstanding voting stock. The Company believes that this procedural provision is essential to preserve the substantive provisions of the Company's Amended Certificate of Incorporation.

                  Finally, the by-laws provide that nominations of candidates for election as directors of the Company, other than those made by Board of Directors, must be made in writing and delivered or mailed to the Secretary of the Company not less than fifteen (15) days prior to any shareholders' meeting called for the election of directors. The notification must contain certain information known to the nominating shareholder. The Board believes that this provision avoids surprise nominations and ensures that there is adequate time for the Company to be informed of the backgrounds and qualifications of candidates for election as directors. However, this by-law provision could be viewed as "anti-takeover" in nature since it may make it more difficult for shareholders to nominate candidates and may give an advantage to incumbent directors' nominees.

                  THE OVERALL EFFECT OF THESE PROVISIONS MAY BE TO DETER A FUTURE TENDER OFFER OR OTHER TAKEOVER ATTEMPT THAT SOME SHAREHOLDERS MIGHT VIEW TO BE IN THEIR BEST INTERESTS INSOFAR AS THE OFFER MIGHT INCLUDE A PREMIUM OVER THE MARKET PRICE OF THE COMMON STOCK AT THAT TIME. IN ADDITION, THESE PROVISIONS MAY HAVE THE EFFECT OF ASSISTING THE COMPANY'S CURRENT MANAGEMENT IN RETAINING ITS POSITION AND PLACE IT IN A BETTER POSITION TO RESIST CHANGES WHICH SOME SHAREHOLDERS MAY DEEM DESIRABLE IF DISSATISFIED WITH THE CONDUCT OF THE COMPANY'S BUSINESS.

                  The Board of Directors has no plans to adopt any other "anti-takeover" provisions and believes that it has no other protection against takeover attempts other than the approval of the regulatory authorities that would be required for an outside party to gain control of the Company.

                  Price Range of Common Stock and Dividends

                  The Company has its Common Stock listed on the NASDAQ Small-Cap Market. Quotations of bid and asked prices are published with respect to trades in the Common Stock that occur on and through such market.

                  The Company has paid cash dividends since its formation as the parent holding company of Phillipsburg National Bank. Prior to such formation, Phillipsburg National Bank paid dividends for more than thirty-five (35) years. It is the present intention of the Company's Board of Directors to continue the dividend payment policy; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers dividend policy. Cash available for dividend distributions to shareholders of the Company must initially come from dividends paid by the Bank Subsidiaries to the Company. Therefore, the restrictions on the Bank Subsidiaries dividend payments are directly applicable to the Company.

               Dividend Restrictions on Phillipsburg National Bank

                  The Office of the Comptroller of the Currency ("OCC") has issued rules governing the payment of dividends by national banks. PNB may not pay dividends from capital (unimpaired common and preferred stock outstanding), but only from retained earnings after deducting losses and bad debts therefrom. "Bad debts" are defined as matured obligations in which interest is past due and unpaid for ninety (90) days, but do not include well-secured obligations that are in the process of collection.

                  To the extent that: (1) PNB has capital surplus in an amount in excess of common capital; and (2) if PNB can prove that such surplus resulted from prior period earnings, PNB, upon approval of the OCC, may transfer earned surplus to retained earnings and thereby increase its dividend paying capacity.

                  If, however, PNB has insufficient retained earnings to pay a dividend, the OCC's regulations allow PNB to reduce its capital to a specified level and to pay dividends upon receipt of the approval of the OCC as well as that of the holders of two thirds of the outstanding shares of the Common Stock.


                  PNB may not pay any dividends on its capital stock during the period in which it may be in default in the payment of its assessment for deposit insurance premium due to the FDIC, nor may it pay dividends on Common Stock until any cumulative dividends on PNB's preferred stock (if any) have been paid in full. PNB has never been in default in the payments of its assessments to the FDIC; and, moreover, PNB has no outstanding preferred stock. In addition, under the Federal Deposit Insurance Act (912 U.S.C. ss.1818), dividends cannot be declared and paid if the OCC obtains a cease and desist order because such payment would constitute an unsafe and unsound banking practice. PNB's unrestricted retained earnings and net income available that could be paid as a dividend to the Company under the current OCC regulations were $6.8 million and $5.2 million as of December 31, 1996 and March 31, 1997, respectively.


                      Dividend Restrictions on Twin Rivers

                  Similar to Phillipsburg National Bank, the dividends of Twin Rivers are also subject to certain regulatory considerations and the discretion of its Board of Directors and will depend upon a number of factors, including operating results, financial conditions and general business conditions. The Company is entitled to receive dividends, as and when declared by the Board of Directors of Twin Rivers, out of funds legally available therefor, subject to the restrictions set forth in the Pennsylvania Banking Code of 1965 (the "Pennsylvania Banking Code") and the Federal Deposit Insurance Act.

                  The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of Twin Rivers is less than the amount of its capital, Twin Rivers shall, until surplus is equal to such amount, transfer to surplus an amount which is at least 10% of the net earnings of Twin

Rivers for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of Twin Rivers is less than 50% of the amount of capital, no dividend may be declared or paid without the prior approval of the Pennsylvania Department of Banking ("Department") until such surplus is equal to 50% of Twin Rivers' capital.


                  As of December 31, 1996 and March 31, 1997, there were $915 thousand and $984 thousand accumulated net earnings, respectively, available at Twin Rivers that could be paid as a dividend to Vista under current Pennsylvania law.


                  The Federal Deposit Insurance Act generally prohibits all payments of dividends by any bank which is in default on any assessment for deposit insurance premium to the FDIC.

                      Dividend Restrictions on the Company

                  Under the Act, the Company may not pay a dividend if, after giving effect thereto, either (a) the Company would be unable to pay its debts as they become due in the usual course of business or (b) the Company's total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of generally accepted accounting principles; (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances; or (iii) a fair valuation or other method that is reasonable under the circumstances.

                  Rights as a Shareholder

                  Under the ESPP, an employee who has an option to purchase shares of the Common Stock of the Company, has no rights as a shareholder with respect to any shares of Common Stock covered by such option until the date on which the Company records the transfer of Common Stock pursuant to the ESPP on its stock transfer book. No adjustment will be made for dividends, (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued. See "Plan Information -- Purchase of Securities Pursuant to the Plans and Payment for Securities Offered:
Terms and Conditions of ESPP; Recapitalization."

                  Similarly, under the BDSPP, an electing director has no rights as a shareholder with respect to any shares of Common Stock covered by his or her election until the date on which the Company records the transfer of Common Stock pursuant to the BDSPP on its stock transfer book.

         PERSONS WHO MAY PARTICIPATE IN THE PLANS


                  ESPP Eligibility

                  All employees of the Company or a subsidiary of the Company who are employed by the Company or a subsidiary of the Company for one year or more are granted options under the ESPP to purchase the Company's Common Stock. The term "employee" does not include an employee whose customary employment is 20 hours or less per week or whose employment does not extend for more than 5 months in any calendar year.

                  In no event may an employee be granted an option if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of stock of the Company or its parent corporation or subsidiary corporation, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 425(e) and (f) of the Code.

                  Stock options granted pursuant to the ESPP will be evidenced by agreements in the form approved by the Committee and all employees granted agreements will have the same rights and privileges.

                  BDSPP Eligibility

                  All members of the Board of Directors are eligible to participate in the BDSPP. The election to receive shares of Common Stock of the Company pursuant to the BDSPP in lieu of a cash compensation must be made by each director in writing prior to the date such compensation is to be paid by the Company or a subsidiary corporation. Once an election is made, it shall remain in effect until revoked in writing.


         PURCHASE OF SECURITIES PURSUANT TO THE PLANS AND PAYMENT FOR SECURITIES OFFERED


                  Terms and Conditions of ESPP

                           Number of Shares

                  Each option granted under the ESPP provides that an employee may purchase shares of Common Stock. However, the total amount paid by each employee in exercising the options in any calendar year may not exceed 8% of the annualized base salary earned by the employee during the calendar year immediately preceding the year in which the employee exercises the options.

                  Employees are not permitted to purchase Common Stock pursuant to the ESPP in an amount in excess of $25,000 of the fair market value of such Common Stock for the calendar year in which the option is outstanding, or which, after the option is granted, would increase such employee's ownership interest to 5% or more of the combined voting power or value of all classes of stock of the Company. See "Plan Information -- Purchase of Securities Pursuant to the Plans and Payment for Securities Offered:
Terms and Conditions of ESPP; Exercise and Term of Option" and "Plan Information -- Employees Who May Participate in the Plans: ESPP Eligibility."

                           Option Price

                  Each option shall state the option price, which shall be an amount equal to the closing NASDAQ bid price ("Plan Price Per Share") on the last business day of the second week in February, May, August and November of each year, or, if there is no reported trade on such day, then on the most recent day preceding such day (the "Price Date"). If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of the shares of the Common Stock pursuant to the ESPP.

                           Medium and Time of Payment

                  The option price is payable in United States dollars upon the exercise of the option and may be paid in cash or by check.

                           Exercise and Term of Option

                  Employees may exercise portions of the option during the course of the calendar year in which such option is granted. All unexercised portions of each option will expire on December 31 of the year in which such option is granted, or upon the termination of the employee's employment with the Company or a subsidiary of the Company (other than by the death of the employee), whichever is earlier.

                           Accrual Limitation

                  The right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year. The right to purchase stock under an option accrues at the rate provided in the option but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year. Finally, a right to purchase stock which has accrued under the option granted pursuant to the ESPP may not be carried over to any other option.

                           Death of Employee and Transfer of Option

 If the employee dies while in the employ of the Company or a subsidiary of the Company, the option may be exercised, subject to the condition that no option is exercisable after December 31 of the year in which it is granted, to the extent that the employee's right to exercise such option had accrued pursuant to the ESPP at the time of his or her death and had not previously been exercised. The option may be exercised by the executors or administrators of the employee's estate or by any person or persons who acquired the option directly from the employee by bequest or inheritance.

                  No option is transferable by the employee or otherwise than by will or the laws of descent and distribution.

                           Recapitalization

                  The number of shares of the Common Stock covered by each outstanding option, and the price per share for each such option, will be proportionately adjusted to reflect any increase or decrease in the number of issued shares of the Common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

                  Subject to any required action by the shareholders, if the Company is the surviving entity in any merger or consolidation, each outstanding option will pertain to and apply to the securities to which a holder of the number of shares of the Common Stock subject to the option would have been entitled. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving entity will cause each outstanding option to terminate. Each employee will, in such event, have the right immediately prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving corporation, to exercise his or her option.

                  The foregoing adjustments will be made by the Executive Committee, whose determination will be final, binding and conclusive.

                           Other Provisions

                  The option agreements authorized under the ESPP shall contain such other provisions as the Executive Committee shall deem advisable, provided that no such provision may in any way be in conflict with the terms of the ESPP.

                  Terms and Conditions of BDSPP

                           Number of Shares

 The BDSPP allows each member of the Board of Directors to elect to receive his or her compensation as a Director in the form of Common Stock. The number of shares which may be purchased by such electing Director is determined by computing a quotient, the numerator of which is the compensation payable to the electing Director for services rendered to the Company or a subsidiary of the Company and the denominator of which is an amount equal to the closing NASDAQ bid price ("Plan Price Per Share") on the last business day of the second week in

February, May, August and November of each year, or, if there is no reported trade on such day, then on the most recent day preceding such day (the "Price Date"). If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of the shares of the Common Stock pursuant to the BDSPP.

                  The election to receive compensation in the form of Common Stock may be made only with respect to the entire compensation to the electing Director in connection with his or her services as a Director.

                  Fractional shares will not be issued pursuant to the BDSPP, but each electing director will, at his or her election, receive the remaining fractional portion of the compensation payment in the form of cash or a check from the Company or a subsidiary of the Company, or such remaining fractional portion may be held on account and applied subsequently to purchase Common Stock pursuant to the BDSPP.

                           Price and Payment

                  The price per share of Common Stock is the Plan Price Per Share on the last business day of the second week in February, May, August and November of each year, or, if there is no reported trade on such day, then on the Price Date. If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of the shares of the Common Stock pursuant to the BDSPP.

                  Subject to the foregoing, the Executive Committee has full authority and discretion in determining the fair market value of the Common Stock.

                  Reports

                  The Company will not make any reports to employees or directors concerning Common Stock purchased under the Plans.


         TAX EFFECTS OF PARTICIPATION IN THE PLANS


                  Federal Income Tax Consequences - ESPP

                  The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Neither the grant nor the exercise of options will give rise to Federal income tax to the recipient or a deduction to the Company. Employees will receive a tax basis in stock purchased under the ESPP equal to the option price. Provided no "disqualifying disposition" (described below) is made, employees will, upon subsequent sale or other disposition of shares purchased pursuant to an option, realize ordinary compensation income equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the option price; or (2) the excess of the fair market value of the shares at the time the option was granted over the option price. The employee's basis in the shares at the time of such disposition will be increased by an amount equal to the ordinary income realized. If the disposition is a taxable sale or exchange, the employee will also realize capital gain (or loss) equal to the excess (or deficiency) of the amount realized upon disposition over the tax basis in the shares as so adjusted.

                  If an employee dies while holding shares purchased under the ESPP, there must be reported as ordinary compensation income on such employee's final income tax return an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of death over the option price, or
(2) the excess of the fair market value of the shares on the date of grant over the option price. Subsequently, the tax basis of the shares in the hands of the employee's estate or other successor will be their fair market value on the date of death. If an employee dies while holding an unexercised option, and the employee's estate or other successor exercises the option, such exercise will be treated as an exercise by the employee followed by a transfer by reason of such employee's death.

                  The favorable tax treatment described above is accorded an employee only if the employee does not make a "disqualifying disposition" of shares purchased under an option. A "disqualifying disposition" is made when the employee transfers the shares purchased under an option within two years after the date the option was granted or within one year after its exercise. Any transfer will constitute a disqualifying disposition except: (1) a transfer by a decedent to his or her estate or other successor; (2) certain tax-free exchanges; (3) a mere pledge or hypothecation; or (4) a transfer into the names of the employee and another person jointly with right of survivorship. An employee who makes a disqualifying disposition will realize, in the year of such disposition, ordinary income equal to the excess of the fair market value of the shares on the date of exercise, over the option price and capital gain (or loss) equal to the excess or deficiency of the amount realized upon disposition over the fair market value of the shares on the date of exercise. Upon a disqualifying disposition, the Company would be entitled to deduct an amount equal to the ordinary income realized by the employee. With respect to an officer of the Company who is subject to Section 16(b) of the 1934 Act, the measurement of ordinary income upon a disqualifying disposition may be deferred in accordance with Section 83 of the Code.

                  BECAUSE OF THE COMPLEXITY OF THE FEDERAL TAX LAWS RELATING TO EMPLOYEE STOCK OPTION PLANS AND THE APPLICATION OF STATE AND LOCAL LAWS, EMPLOYEES ARE ADVISED TO CONSULT THEIR PERSONAL TAX ADVISORS REGARDING THESE MATTERS.

                  Federal Income Tax Consequences - BDSPP

                  The fair market value of the shares received by directors under the BDSPP shall be included in gross income, as compensation for services, of the director in the year the shares are transferred. The Company shall be entitled to a deduction in an equal amount.

         WITHDRAWAL FROM THE PLANS; ASSIGNMENT OF INTEREST


                  See "Plan Information -- Purchase of Securities Pursuant to the Plans and Payment for Securities Offered: Terms and Conditions of ESPP; Death of Employee and Transfer of Option."


            COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION


                  The Company hereby incorporates by reference in this Prospectus the documents listed below and hereby further states that all such documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part thereof from the date of filing of such documents:

                  (a) The Company's annual report on SEC Form 10-K for the year ended December 31, 1996 and on SEC Form 10-Q for the quarters ended March 31, 1997 and 1996, previously filed by the Company with the SEC, pursuant to the 1934 Act, are hereby incorporated by reference into this Prospectus.

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the registrant document referred to in (a) above.


                  The Company will provide to each person to whom a copy of this Prospectus is delivered, upon request and without charge, a copy of any information incorporated by reference (other than exhibits thereto). Requests should be made to:

        Jill A. Pursell, Assistant Vice President and Corporate Secretary
                               Vista Bancorp, Inc.
                       305 Roseberry Street, P.O. Box 5360
                         Phillipsburg, New Jersey 08865
                            Telephone: (908) 859-9559


                                     EXPERTS


                  The consolidated financial statements of the Company as of December 31, 1996, and for the year ended December 31, 1996, have been incorporated by reference herein, in reliance upon the report of Rudolph, Palitz LLP, Certified Public Accountants, and in reliance upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL OPINION


                  The validity of the Common Stock offered, pursuant to the terms of the BDSPP and ESPP, will be passed upon for the Company by Schnader Harrison Segal & Lewis, 30 North Third Street, Suite 700, Harrisburg, Pennsylvania 17101-1713 and Suite 200, Woodland Falls Corporate Park, 220 Lake Drive East, Cherry Hill, New Jersey, 08002-1165.

                                    PART II.
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

                  The Registrant hereby incorporates by reference in this registration statement the documents listed below and hereby further states that all such documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

                  (a) The Company's annual report on SEC Form 10-K for the year ended December 31, 1996 and on SEC Form 10-Q for the quarters ended March 31, 1997 and 1996, previously filed by the Company with the SEC, pursuant to the 1934 Act, are hereby incorporated by reference into this Prospectus.

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the registrant document referred to in (a) above.


Item 4.           DESCRIPTION OF SECURITIES

         A.       DESCRIPTION OF COMMON STOCK

                  The Registrant is authorized to issue 10,000,000 shares of Common Stock, par value $.50 per share, of which 4,101,265 shares were outstanding and 5,780 shares were held as treasury shares for a total of 4,107,045 shares issued as of March 31, 1997. The remaining 5,892,955 authorized but unissued shares of Common Stock may be issued by the Board of Directors without further shareholder approval, subject to preemptive rights of shareholders. The Registrant's shareholders are entitled to one vote per share on all matters presented to them and have cumulative voting rights in the election of directors.

                  Cumulative voting rights with respect to the election of directors means that each shareholder has the right, in person or by proxy, to multiply the number of votes to which he or she is entitled by the number of directors to be elected and to cast the whole number of such votes for one candidate or distribute them among two or more candidates.

                  Except for the shares of the Common Stock reserved for issuance pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, Employee Stock Purchase Plan and Board of Directors Stock Purchase Plan, a shareholder has a preemptive right to subscribe for securities, option rights or securities having option rights, issued for cash by the Registrant.

Securities (or any option rights or securities having conversion or option rights with respect to such securities) that have been offered to shareholders at a price and upon terms fixed and that have not been subscribed for by them within the time fixed by the Board of Directors, may be thereafter offered for a period not to exceed one year after the expiration of such time period to any person or persons at a price and upon terms not more favorable than those at which the shares were first offered to the shareholders of the Registrant.

                  The Common Stock has no redemption or repurchase provisions. The Shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation. For information concerning dividend restrictions, see the discussion above under the caption entitled "Price Range of Common Stock and Dividends."

                  In some jurisdictions, shares of Common Stock of a general business corporation, such as the Registrant, may be treated differently from shares of stock of a bank and trust company, and therefore, may be subject to personal property taxation.

         B.       ANTI-TAKEOVER PROVISIONS

                  The Amended Certificate of Incorporation and by-laws of the Registrant contain certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Registrant by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions.

                  One of these provisions is the authorization of 10,000,000 shares of Common Stock. These additional common shares were authorized for the purpose of providing the Board of Directors of the Registrant with as much flexibility as possible in issuing additional shares for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Registrant. Shareholders of the Registrant will have preemptive rights with respect to the purchase of these shares.

                  Provision for a staggered Board of Directors has been included in the Registrant's Amended Certificate of Incorporation. The Board believes that a classified Board will help to assure continuity and stability of corporate leadership and policy, although there has not been any problem with continuity on the Board of Directors. In addition, the Board believes that a classified Board helps to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. Since this extension of time also tends to discourage a tender offer or takeover bid, and to make it more difficult for a majority of shareholders to change the composition of the Board of Directors even though this may be considered desirable for them, this provision may also be deemed to be "anti-takeover" in nature.

                  Article 9 of the Registrant's Amended Certificate of Incorporation enables the Board to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as: the impact the acquisition of the Registrant would have on the community; the effect of the acquisition upon shareholders, employees, depositors and customers, and the reputation and business practices of the tender offeror. This provision was included in the Registrant's Amended Certificate of Incorporation to permit the Board of Directors to recognize its responsibilities to these constituent groups and to the Registrant, the Bank Subsidiaries and the communities which they serve.

                  Another provision of the Registrant's Amended Certificate of Incorporation provides that any merger, consolidation, sale of assets or similar transaction requires the affirmative vote of: (1) the holders of 75% of the Registrant's outstanding stock, or (ii) the holders of 66 2/3% of the Registrant's outstanding stock, provided that such transaction has received the prior approval of 80% of the entire Board of Directors. The Act provides that unless otherwise prescribed in the Amended Certificate of Incorporation, such transactions require the approval of a majority of the outstanding shares. Without this greater voting requirement, the Registrant believes that the shareholders would be inadequately protected from the potential abuses of unsolicited takeover attempts.

                  Article 10 of the Registrant's Amended Certificate of Incorporation, also regarding business combinations, includes a "fair price" provision. Under this provision no merger, consolidation, or liquidation of the Registrant would be valid unless all shareholders receive the same price for their stock. The Board of Directors has observed that it has become a relatively common practice in corporate takeovers to pay cash to acquire a controlling equity interest and then to pay the remaining shareholders a price for their shares which is lower than the price paid to acquire control or is a less desirable form of consideration, as the case may be. This provision is designed to protect minority shareholders from a purchaser who uses a two-tiered pricing tactic in an attempt to take control of the Registrant. The provision is not designed to prevent or discourage tender offers for the Registrant in which all shareholders receive substantially the same price for their shares.

                  The Act provides that the certificate of incorporation of a New Jersey corporation (such as the Registrant) may be amended by the affirmative vote of a majority of the outstanding voting stock of such corporation, except as otherwise provided by such corporation's certificate of incorporation. The Registrant's Amended Certificate of Incorporation, however, provides that certain provisions designed to protect the Registrant from an unfriendly takeover attempt can only be amended by an affirmative vote of holders of at least 75% of the outstanding voting stock of the Registrant unless approved by the affirmative vote of 80% of the entire Board of Directors, in which case approval by only 66 2/3% of the outstanding voting stock is required. On other matters, the Amended Certificate of Incorporation of the Registrant can be amended by an affirmative vote of the holders of a majority of outstanding voting stock. The Registrant believes that this procedural provision is essential to preserve the substantive provisions of the Registrant's Amended Certificate of Incorporation.

                  Finally, the by-laws provide that nominations of candidates for election as directors of the Registrant, other than those made by Board of Directors, must be made in writing and delivered or mailed to the Secretary of the Registrant not less than fifteen
(15) days prior to any shareholders' meeting called for the election of directors. The notification must contain certain information known to the nominating shareholder. The Board believes that this provision avoids surprise nominations and ensures that there is adequate time for the Registrant to be informed of the backgrounds and qualifications of candidates for election as directors. However, this by-law provision could be viewed as "anti-takeover" in nature since it may make it more difficult for shareholders to nominate candidates and may give an advantage to incumbent directors' nominees.

                  The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests insofar as the offer might include a premium over the market price of the common stock at that time. In addition, these provisions may have the effect of assisting the Registrant's current management in retaining its position and place it in a better position to resist changes which some shareholders may deem desirable if dissatisfied with the conduct of the Registrant's business.

                  The Board of Directors has no plans to adopt any other "anti-takeover" provisions and believes that it has no other protection against takeover attempts other than the approval of the regulatory authorities that would be required for an outside party to gain control of the Registrant.

         C.       DIVIDENDS

                  The Registrant has paid cash dividends since its formation as the parent holding company of Phillipsburg National Bank. Prior to such formation, Phillipsburg National Bank paid dividends for more than thirty-five
(35) years. It is the present intention of the Registrant's Board of Directors to continue the dividend payment policy; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers dividend policy. Cash available for dividend distributions to shareholders of the Registrant must initially come from dividends paid by the Bank Subsidiaries to the Registrant. Therefore, the restrictions on the Bank Subsidiaries dividend payments are directly applicable to the Registrant.

                  1.       Dividend Restrictions on Phillipsburg National Bank

                  The Office of the Comptroller of the Currency ("OCC") has issued rules governing the payment of dividends by national banks. PNB may not pay dividends from capital (unimpaired common and preferred stock outstanding), but only from retained earnings after deducting losses and bad debts therefrom. "Bad debts" are defined as matured obligations in which interest is past due and unpaid for ninety (90) days, but do not include well-secured obligations that are in the process of collection.

                  To the extent that: (1) PNB has capital surplus in an amount in excess of common capital; and (2) if PNB can prove that such surplus resulted from prior period earnings, PNB, upon approval of the OCC, may transfer earned surplus to retained earnings and thereby increase its dividend paying capacity.

                  If, however, PNB has insufficient retained earnings to pay a dividend, the OCC's regulations allow PNB to reduce its capital to a specified level and to pay dividends upon receipt of the approval of the OCC as well as that of the holders of two thirds of the outstanding shares of the Common Stock.

                  PNB may not pay any dividends on its capital stock during the period in which it may be in default in the payment of its assessment for deposit insurance premium due to the FDIC, nor may it pay dividends on Common Stock until any cumulative dividends on PNB's preferred stock (if any) have been paid in full. PNB has never been in default in the payments of its assessments to the FDIC; and, moreover, PNB has no outstanding preferred stock. In addition, under the Federal Deposit Insurance Act (912 U.S.C. ss.1818), dividends cannot be declared and paid if the OCC obtains a cease and desist order because such payment would constitute an unsafe and unsound banking practice. PNB's unrestricted retained earnings and net income available that could be paid as a dividend to the Company under the current OCC regulations were $6.8 million and $5.2 million as of December 31, 1996 and March 31, 1997, respectively.

                  2.       Dividend Restrictions on Twin Rivers

                  Similar to Phillipsburg National Bank, the dividends of Twin Rivers are also subject to certain regulatory considerations and the discretion of its Board of Directors and will depend upon a number of factors, including operating results, financial conditions and general business conditions. The Company is entitled to receive dividends, as and when declared by the Board of Directors of Twin Rivers, out of funds legally available therefor, subject to the restrictions set forth in the Pennsylvania Banking Code of 1965 (the "Pennsylvania Banking Code") and the Federal Deposit Insurance Act.

                  The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of Twin Rivers is less than the amount of its capital, Twin Rivers shall, until surplus is equal to such amount, transfer to surplus an amount which is at least 10% of the net earnings of Twin Rivers for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of Twin Rivers is less than 50% of the amount of capital, no dividend may be declared or paid without the prior approval of the Pennsylvania Department of Banking ("Department") until such surplus is equal to 50% of Twin Rivers' capital.

                  As of December 31, 1996 and March 31, 1997, there were $915 thousand and $984 thousand accumulated net earnings, respectively, available at Twin Rivers that could be paid as a dividend to Vista under current Pennsylvania law.

                  The Federal Deposit Insurance Act generally prohibits all payments of dividends by any bank which is in default on any assessment for deposit insurance premium to the FDIC.

                  3.       Dividend Restrictions on the Company

                  Under the Act, the Company may not pay a dividend if, after giving effect thereto, either (a) the Company would be unable to pay its debts as they become due in the usual course of business or (b) the Company's total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of generally accepted accounting principles; (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances; or (iii) a fair valuation or other method that is reasonable under the circumstances.


Item 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not Applicable.


Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Section 14A:3-5(2) of the Act (relating to indemnification in connection with third party actions) provides that the Registrant has the power to indemnify any person who is or was a director, officer, employee or agent of the Registrant and any person who is or was a director, officer, employee or agent of any domestic or foreign corporation, partnership, joint venture, sole proprietorship trust or other enterprise whether or not for profit and who is serving at the request of the Registrant or the legal representative of any such director, officer, trustee, employee or agent (the "Corporate Agent") against his expenses and liabilities in connection with any proceeding involving the Corporate Agent by reason of his being or having been such a Corporate Agent, other than a proceeding by or in the right of the Registrant, if

                  (a) such Corporate Agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

                  (b) with respect to any criminal proceeding, such Corporate Agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such Corporate Agent did not meet the applicable standards of conduct set forth above.


                  Under Section 14A:3-5(3) of the Act (relating to indemnification in connection with derivative actions), the Registrant has the power to indemnify a Corporate Agent against his expenses in connection with any proceeding by or in the right of the Registrant to procure a judgment in its favor which involves the Corporate Agent by reason of his being or having been such Corporate Agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such Corporate Agent shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such Corporate Agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

                  Section 14A:3-5(4) of the Act (relating to mandatory indemnification) states that the Registrant shall indemnify a Corporate Agent against expenses to the extent that such Corporate Agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) (relating to indemnification in connection with third party actions) and 14A:3-5(3) (relating to indemnification in connection with derivative actions) or in defense of any claim, issue or matter therein.

                  Furthermore, under Section 14A:3-5(5) of the Act (relating to procedure for effecting indemnification), any indemnification under subsection 14A:3-5(2) (relating to indemnification in connection with third party actions) and, unless ordered by a court, under subsection 14A:3-5(3) (relating to indemnification in connection with derivative actions) may be made by the Registrant only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the Corporate Agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) (relating to indemnification in connection with third party actions) or subsection 14A:3-5(3) (relating to indemnification in connection with derivative actions). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made:

                  (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

                  (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

                  (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.


                  Section 14A:3-5(6) of the Act (relating to advancing expenses) states that expenses incurred by a Corporate Agent in connection with a proceeding may be paid by the Registrant in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the Corporate Agent to repay such amount if it shall ultimately be determined that such Corporate Agent is not entitled to be indemnified as provided by the Act.

                  Section 14A:3-5(7) of the Act provides that if the Registrant, upon application of a Corporate Agent, has failed or refused to provide indemnification as required under subsection 14A:3-5(4) (relating to mandatory indemnification) or permitted under subsections 14A:3-5(2) (relating to indemnification in connection with third party actions), 14A:3-5(3) (relating to indemnification in connection with derivative actions) and 14A:3-5(6) (relating to advancing expenses), a Corporate Agent may apply to a court for an award of indemnification by the Registrant, and such court:

                  (a) may award indemnification to the extent authorized under subsections 14A:3-5(2) (relating to indemnification in connection with third party actions) and 14A:3-5(3) (relating to indemnification in connection with derivative actions) and shall award indemnification to the extent required under subsection 14A:3-5(4) (relating to mandatory indemnification), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5) (relating to the procedure to effect indemnification); and

                  (b) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6) (relating to advancing expenses), if the court shall find that the Corporate Agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.


                  Application for such indemnification may be made:

                  (a) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

                  (b) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.


                  Section 14A:3-5(7) of the Act further stipulates that the application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the Registrant. The court may also direct that notice shall be given at the expense of the Registrant to the shareholders and other such persons as it may designate in such manner as it may require.

                  Finally, Section 14A:3-5(7) of the Act states that the indemnification and advancement of expenses provided by or granted pursuant to the Act shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the Registrant, to which a Corporate Agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a Corporate Agent, if a judgment or other final adjudication adverse to the Corporate Agent establishes that his acts or omissions were:

                  (a) in breach of his duty of loyalty to the Registrant or its shareholders,

                  (b) not in good faith or involved a knowing violation of law, or

                  (c) resulted in receipt by the Corporate Agent of an improper personal benefit.


                  Section 14A:3-5(9) of the Act (relating to the power to purchase insurance) specifies that the Registrant shall have the power to purchase and maintain insurance on behalf of any Corporate Agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a Corporate Agent, whether or not the Registrant would have the power to indemnify him against such expenses and liabilities under the provisions of the Act. The Registrant may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Registrant whether or not such insurer does business with other insureds.

                  Section 14A:3-5(10) of the Act states that the powers granted by the Act may be exercised by the Registrant, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers. However, except as required by subsection 14A:3-5(4) (relating to mandatory indemnification), no indemnification shall be made or expenses advanced by the Registrant, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the Registrant or the rights of indemnification to which a Corporate Agent may be entitled.

                  The Act however, does not limit the Registrant's power to pay or reimburse expenses incurred by a Corporate Agent in connection with the Corporate Agent's appearance as a witness in a proceeding at a time when the Corporate Agent has not been made a party to the proceeding.

                  In addition, section 14A:6-1 of the Act (relating to the Board of Directors) declares that unless otherwise provided by statute or in a corporation's certificate of incorporation, the business and affairs of the Registrant shall be managed by or under the direction of its board. Furthermore, in discharging his duties to the Registrant and in determining what he reasonably believes to be in the best interest of the Registrant, a director may, in addition to considering the effects of any action on shareholders, consider any of the following:

                  (a) the effects of the action on the Registrant's employees, suppliers, creditors and customers;

                  (b) the effects of the action on the community in which the Registrant operates; and

                  (c) the long term as well as the short-term interests of the Registrant and its shareholders, including the possibility that these interests may best be served by the continued independence of the Registrant.


                  Section 14A:6-1 of the Act also states that if on the basis of the factors above, the board of directors determines that any proposal or offer to acquire the Registrant is not in the best interest of the Registrant, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

                  Section 14A:6-14 of the Act (relating to liability of directors; reliance on records and report) states that directors and members of any committee designated by the board shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions.

                  In discharging their duties, directors and members of any committee designated by the board shall not be liable if, acting in good faith, they rely

                  (a)      upon the opinion of counsel for the corporation;

                  (b) upon written reports setting forth financial data concerning the Registrant and prepared by an independent public accountant or certified public accountant or firm of such accountants;

                  (c) upon financial statements, books of account or reports of the Registrant represented to them to be correct by the president, the officer of the Registrant having charge of its books of account, or the person presiding at a meeting of the board; or

                  (d)      upon written reports of committees of the board.


                  Article V of the Registrant's by-laws provides that the Registrant shall indemnify, to the full extent authorized by law, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Registrant or served or serves any other enterprise at the request of the Registrant.

                  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


Item 7.           EXEMPTION FROM REGISTRATION CLAIMED

                  Not Applicable.


Item 8.           EXHIBITS

                  Neither the Vista Bancorp, Inc. Employee Stock Purchase Plan, as amended, nor the Vista Bancorp, Inc. Board of Directors Stock Purchase Plan, as amended, is subject to the requirements of the Employee Retirement Insurance Security Act of 1974.

 Exhibit Number Referred to
in Item 601 of Regulation S-K                                       Description of Exhibit
-----------------------------                                       ----------------------

                 4A                                Vista Bancorp, Inc. Employee Stock Purchase Plan, as
                                                   amended and restated on April 23, 1997.
                 4B                                Vista Bancorp, Inc. Board of Directors Stock Purchase
                                                   Plan, as amended and restated on April 23, 1997.
                 5                                 Opinion of Schnader Harrison
                                                   Segal & Lewis, Special
                                                   Counsel to the Registrant, as
                                                   to the legality of the shares
                                                   of the Registrant's stock
                                                   being registered.
                 15                                Not Applicable.
                 23A                               Consent of Schnader Harrison Segal & Lewis, Special
                                                   Counsel to the Registrant.
                 23B                               Consent of Rudolph, Palitz LLP, Certified Public
                                                   Accountants of Plymouth Meeting, Pennsylvania.
                 24                                Power of Attorney given by the Officers and Directors
                                                   of the Registrant.
                 25                                Not Applicable.
                 26                                Not Applicable.
                 27                                Not Applicable.

                 28                                Not Applicable.
                 99                                Report of Rudolph, Palitz LLP, dated January 31, 1997.


Item 9.           UNDERTAKINGS

                  The undersigned Registrant hereby undertakes:

                  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the 1933 Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                  (h) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  The Registrant: Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phillipsburg, State of New Jersey, on May 27, 1997.

                                     VISTA BANCORP, INC.



                                     By:      /s/ Barbara Harding
                                              ------------------------------
                                              Barbara Harding, President and
                                              Chief Executive Officer


                 The Plans: Pursuant to the requirements of the Securities Act of 1933, the members of the Executive Committee, the administrators of the Plans, have duly caused this Post-effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phillipsburg, State of New Jersey, on May 27, 1997.

                                     VISTA BANCORP, INC.
                                       EXECUTIVE COMMITTEE


                                     By:     /s/ Richard A. Cline
                                             ------------------------------
                                             Richard A. Cline


                                     By:     /s/ Harold John Curry
                                             ------------------------------
                                             Harold John Curry


                                     By:     /s/ Thomas F. McGinley
                                             ------------------------------
                                             Thomas F. McGinley, Chairman of
                                             the Executive Committee


                                     By:     /s/ Mark A. Reda
                                             ------------------------------
                                             Mark A. Reda

                                   SIGNATURES


                 Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Capacity                                                   Date
----------------------                                                   ----

Richard A. Cline, Director
Harold John Curry, Director and Vice Chairman
Dale F. Falcinelli, Director
James T. Finegan, Director
Barbara Harding, Director, President and Chief Executive Officer
  (Principal Executive Officer)
David L. Hensley, Director and Executive Vice President
Thomas F. McGinley, Director and Chairman of the Board
Mark A. Reda, Director
Marc S. Winkler, Director
William F. Keefe, Executive Vice President, Treasurer and Chief
   Financial Officer (Principal Financial and Accounting Officer)
Jill A. Pursell, Assistant Vice President and Secretary


/s/ Barbara Harding                                                 May 27, 1997
------------------------------
Barbara Harding
(Attorney-in-Fact)


/s/ William F. Keefe                                                May 27, 1997
------------------------------
(Attorney-in-Fact)

                                INDEX TO EXHIBITS


Item Number                                 Description                                               Page
-----------                                 -----------                                               ----


    4A             Vista Bancorp, Inc. Employee Stock Purchase Plan,
                   as amended and restated on April 23, 1997...............................            S-1

    4B             Vista Bancorp, Inc. Board of Directors Stock Purchase
                   Plan, as amended and restated on April 23, 1997.........................            S-9

    5              Opinion of Schnader Harrison Segal & Lewis, Special
                   Counsel to the Registrant, as to the legality of the shares
                   of the Registrant's  common stock being registered .....................           S-14

    23A            Consent of Schnader Harrison Segal & Lewis, Special
                   Counsel to Registrant found at Exhibit 5 hereto.........................           S-17

    23B            Consent of Rudolph, Palitz LLP, Certified Public
                   Accountants, of Plymouth Meeting, Pennsylvania..........................           S-18

    99             Report of Rudolph, Palitz LLP, dated January 31, 1997...................           S-20